Exhibit 10.62
(1)       GIORGIO ANANIA
(2)       BOOKHAM TECHNOLOGY PLC

COMPROMISE AGREEMENT

Alder Castle
10 Noble Street
London EC2V 7QJ
Tel: +44 (0)20 7645 2400
Fax: +44 (0)20 7645 2424
Ref: HCD

AN AGREEMENT made the 28th day of May 2007
BETWEEN:
(1)	GIORGIO ANANIA of 3, rue de Vernouillet, Medan, 78670, France (“You”); and

(2)	BOOKHAM TECHNOLOGY PLC of Caswell, Towester, Northamptonshire, United Kingdom (the “Employer”).
WHEREAS:
(A)	Your employment with the Employer terminated on 13 February 2007 (the “Termination Date”);

(B)	You have been receiving independent advice from Neil Adams, Kendall Freeman Solicitors, One Fetter Lane, London EC4A 1JB (the “Relevant Independent Adviser”); and

(C)	The Employer enters into this Agreement on its own behalf and as agent for and on behalf of the parties against whom your claims are being compromised in clause 3 below.
TERMS OF SETTLEMENT:
1.	If not already paid, you will receive your normal salary and benefits up until the Termination Date less tax and other deductions required by law.

2.	Within 14 days of receipt by the Employer’s solicitors, Wilmer Cutler Pickering Hale and Dorr LLP (Reference HCD), of (a) a copy of this Agreement duly signed by you; (b) a copy of the Relevant Independent Adviser’s Certificate duly signed by the Relevant Independent Adviser; and (c) your resignation letter pursuant to clause 12 below, the board of directors of Bookham, Inc., shall exercise its discretion, in the manner set out in clause 4 below, to accelerate the vesting of 128,906 units of restricted stock in Bookham, Inc., and shall pay you the following sums:-
2.1	£264,000 in lieu of notice;

2.2	£34,320 in respect of 26 days’ outstanding but untaken holiday up to the Termination Date; and

2.3	£66,000 as compensation for loss of employment. It is the parties’ understanding that the first £30,000 thereof may be paid without deduction of income tax, as falling within the £30,000 threshold in Section 403 of the Income Tax (Earnings and Pensions) Act 2003, but subject to clause 11 below. The balance, together with the amount referred to in paragraph 2.1 shall be paid less tax and other deductions required by law.

3.	The payments made by the Employer to you are in full and final settlement of all or any claims you may have against the Employer, (or any Group Company) or any of the officers or employees of the Employer or any Group Company, whether such claims arise out of your employment with the Employer, the termination of your employment, or otherwise, including but not limited to claims for wrongful dismissal, unfair dismissal, discrimination on grounds of, or related to, sex, race, disability, religion, belief, sexual orientation, age, part-time or fixed term status, or harassment on any of these grounds, breach of contract, unlawful deduction of wages, equal pay, a redundancy payment and claims under the National Minimum Wage Act 1998, Working Time Regulations 1998, the Maternity and Parental Leave Regulations 1999 or any claim under European Union Law, or, save as set out in paragraph 4 below, relating to the Employer’s or any Group Company’s shares or securities, including claims relating to any share option scheme operated by or on behalf of the Employer or any Group Company. You have either raised the claims prior to entering into this Agreement, or where such claims have not been raised, you represent to the Employer and the Employer relies on this representation in entering into this Agreement, that, having taken independent legal advice, you are not aware of any facts or matters which might give rise to any such claims.

4.	You will have 90 days from the Termination Date to exercise any stock options over the common stock of Bookham, Inc., which have vested by that date, such vesting and exercise being subject to the terms of the stock option plans under which your options were granted and your option agreements. Any such vested options which have not been exercised in this 90 days period, together with any unvested options that you hold as of the Termination Date, will lapse. Further, but subject to the fulfilment of the conditions set out in subparagraphs (a), (b) and (c) of clause 2 above by the date therein set out (“Condition Fulfilment Date”), in addition to any vested units of restricted stock in Bookham, Inc which you hold as at the Termination Date, the board of Bookham, Inc will, in the exercise of its discretion, accelerate the vesting of 128,906 units of restricted stock in Bookham, Inc., which units will be deemed to have vested as at the Condition Fulfilment Date. The remainder of your restricted stock is forfeited pursuant to the rules of the Bookham, Inc. 2004 Stock Incentive Plan and your applicable restricted stock agreements.

5.	You represent to the Employer that you have not yet been made any offer of employment, consultancy, partnership, office or other remunerative work, or that any such offer has been disclosed to the Employer. You likewise represent that you have not committed any act of gross misconduct of which the Employer is unaware and which, if disclosed, would have entitled the Employer to summarily dismiss you.

6.
6.1	You acknowledge that following the Termination Date you will continue to be bound by those provisions of your Service Agreement with the Employer dated 23 July 2001, that are expressed to apply after the termination of your employment, and in particular, clauses 6 (Confidential Information) and 16 (Post Termination Restrictions). Notwithstanding the above, Section 16.3 of the Service Agreement is hereby amended and restated as follows:

“You will not for a period of twelve (12) months after the Termination Date, less any period you spend on garden leave pursuant to clause 15.2, in competition with the Company’s existing products as of the date of this agreement on your own behalf or on behalf of any Relevant Business (directly or indirectly) deal with any person, firm or company who or which at any time during the period of 12 months prior to the Termination Date was a Customer or Prospective Customer of the Company.”

6.2	As previously agreed but for clarity, the Employer confirms that it will reimburse You for the reasonably incurred costs of a tax professional for filing United Kingdom income tax filings for the tax years of 2005-2006 and 2006-2007 and United States income tax filings for 2005, 2006 and 2007 except that such obligation by the Employer to reimburse shall not exceed an aggregate of £20,000.
7.	Following the Termination Date you will do nothing to disparage the Employer, or any of its officers or employees, or any other Group Company, or any of such Group Company’s officers or employees. Following the Termination Date, the Employer will procure that its officers and those of any other Group Company and those of its employees who have been involved in the negotiation of this Agreement, do nothing to disparage you.

8.	You agree that you will keep the terms of this Agreement and the facts and matters leading up to it confidential, and will not disclose the same to any third party save as required by law and in order to take professional advice in relation to the same and save that nothing in this Agreement shall prevent you making a protected disclosure within the meaning of the Employment Rights Act 1996.

9.	You agree to return to the Employer all property in your possession custody or control which belongs to the Employer or relates to its affairs, including but not limited to your office keys, security passes, mobile phone, all other equipment, all documents, records, notebooks, notes, memoranda, customer and price lists in whatever medium they have been stored, computer software and computer hardware, as well as all documents or works in which the Employer owns the copyright or other intellectual property rights or which relate to the Employer’s business. You warrant that no copies of any of the above property have been taken by you, or alternatively that such copies as have been taken have been returned to the Employer. In this clause 8 the term “the Employer” shall be deemed to include any Group Company. However, You and the Employer agree that you may retain your current laptop computer provided that you first deliver the computer hardware and software to the Employer so that it may take and retain a the data related to the business of the Employer or any Group Company which is stored thereon.

10.	Following the Termination Date you will not hold yourself out or permit yourself to be held out as being employed by, or connected with, the Employer or any Group Company.

11.	You will indemnify the Employer and keep the Employer indemnified upon demand against all claims or demands, penalties or interest charges brought or levelled against the Employer by HM Revenue & Customs (“the Revenue”) in respect of the payments made to you under this Agreement, other than in respect of employer’s national insurance contributions. No payments will be made by the Employer to the Revenue however without first notifying you of the position and giving you a reasonable opportunity to resolve the matter with the Revenue directly. If you fail to take up this opportunity, or a sum is still found due from the Employer to the Revenue notwithstanding your intervention, and the Employer makes payment to the Revenue, the amount due from you under this indemnity shall fall due forthwith upon you receiving a written demand from the Employer accompanied by evidence that payment has been made.

12.	As a pre-condition of the Employer’s obligations under this Agreement, you will provide the Employer with your written resignation as a director of the Employer and Bookham, Inc. and from all other directorships or offices which you hold in the Employer or any Group Company, and from any appointments which you hold as nominee or representative of the Employer or any Group Company. Your written resignation should be in the form of the draft appearing at Schedule 1, or in such other form as the Employer or any Group Company may specify in order to fulfil the requirements of any regulatory or supervisory body from time to time, or of applicable law, with regard to the resignation of directors and officers.

13.	For the avoidance of doubt if, contrary to the views of the parties, the claims set out in clause 3 above have not been validly and lawfully excluded by the provisions of this Agreement, and you institute legal proceedings in respect of any of them, then all sums paid by or on behalf of the Employer pursuant to this Agreement shall be immediately repayable by you to the Employer as a debt, and no further sums shall be payable under this Agreement and all benefits may be withdrawn forthwith. If, contrary to the views of the parties, such repayments gives rise to a tax charge against the Employer, you agree to indemnify the Employer and keep the Employer indemnified against the same.

14.	You hereby warrant to the Employer that you have received independent legal advice from the Relevant Independent Adviser, as to the terms and effects of this Agreement under English law prior to your executing the same and in particular, as to its effect on your ability to pursue any of the rights or claims set out in clause 3 of the Agreement.

15.	The Employer will pay your reasonable legal costs up to a maximum of £1,500 plus VAT relating to the negotiation and preparation of this Agreement. Payment of this sum will be made directly to the Relevant Independent Adviser within 14 days of receipt by the Employer (via their solicitors, Wilmer Cutler Pickering Hale and Dorr LLP, Reference (HCD) of a copy of this Agreement duly executed by you and a copy of the Relevant Independent Adviser’s Certificate duly signed by the Relevant Independent Adviser, and provided that an invoice from the Relevant Independent Adviser stated to be payable by or on behalf of the Employer has also been received.

16.	The parties hereby acknowledge and agree that the conditions regulating compromise agreements under section 203(3) of the Employment Rights Act 1996 under section 77(4A) of the Sex Discrimination Act 1975, section 72(4A) of the Race Relations Act 1976, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 9(3) of the Disability Discrimination Act 1995, Regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation of Employee Regulations 1999, Regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Employment Equality (Sexual

Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003 and Schedule 5 Part I Paragraph 2 of the Employment Equality (Age) Regulations 2006 are satisfied by the terms of this Agreement.
17.	In this Agreement “Group Company” means any company which from time to time is a subsidiary or a holding company of the Employer or a subsidiary of such holding company and “subsidiary” and “holding company” have the meanings attributed to them by section 736 of the Companies Act 1985

18.	This Agreement shall be construed in accordance with the law of England and Wales and the parties submit to the exclusive jurisdiction of the English and Welsh Courts.

SIGNED by the said	)	/s/ Giorgio Anania
GIORGIO ANANIA	)

)
SIGNED by	)	/s/ Thomas Kelley
on behalf of the Employer	)	as Director of Bookham Technology plc
INDEPENDENT ADVISER’S CERTIFICATE
I, Neil Adams of Kendall Freeman Solicitors HEREBY CERTIFY to the Employer that:
(a)	I am instructed by Mr Giorgio Anania (the “Employee”)

(b)	At the date hereof and at all times during which I have advised the Employee on the subject matter of the Agreement I am and have been a Relevant Independent Adviser as defined by section 203(3A) of the Employment Rights Act 1996, section 77(4B) of the Sex Discrimination Act 1975, section 72(4B) of the Race Relations Act 1976, section 288(4) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 9(4) of the Disability Discrimination Act 1995, section 35(4) of the Working Time Regulations 1998, section 49(5) of the National Minimum Wage Act 1998, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Sexual Orientation) Regulations 2003 and Schedule 5 Part I Paragraph 2 of the Employment Equality (Age) Regulations 2006.

(c)	I have given independent advice to the Employee as to the terms and effect of the Agreement under English law prior to the Employee executing the same and in particular, as to its effect on the Employee’s ability to pursue any of the rights or claims which are set out in clause 3 of the Agreement.

(d)	When I gave the advice referred to in sub-paragraph (c) above there was in force a contract of insurance or an indemnity provided for members of my profession or my professional body covering the risk of a claim by the Employee in respect of loss arising in consequence of that advice.
/s/ Neil Adams
Neil Adams
22/05/2007
Date

SCHEDULE 1
The Board of Directors
Bookham Technology Plc and Bookham, Inc.
Dear Sirs
I hereby resign with immediate effect as a director and officer of Bookham Technology Plc (“the Company”), Bookham, Inc., and from all other companies in the same group. I also resign with immediate effect from all offices which I hold as a nominee or representative on behalf of the Company, Bookham, Inc and any other companies in the same group. I confirm that I have no claim whatsoever outstanding against the Company, Bookham, Inc or any other company in the same group in respect my resignations.
Yours faithfully
/s/ Giorgio Anania
Giorgio Anania